EXHIBIT 10.46

MRS TECHNOLOGY, INC.
CONSULTING AGREEMENT

AGREEMENT, dated February 13, 1998, between MRS Technology, Inc., a Massachusetts corporation with its principal place of business at 10 Elizabeth Drive, Chelmsford, MA 01824-4112 (the "Company"), and Griffith L. Resor III, an individual residing at 5 Proctor Street, Acton, MA 01720 (the
"Consultant").

1. FREEDOM TO CONTRACT; INDEPENDENT CONTRACTOR. The Consultant represents that he is free to enter into this Agreement, that he has not made and will not make any agreements in conflict with this Agreement, and will not disclose to the Company, or use for the Company's benefit, any trade secrets or confidential information now or hereafter in the Consultant's possession which is the property of any other party.

This Agreement shall be construed as an independent contractor's agreement for all purposes, and Consultant shall be independent and not an employee of the Company or any affiliate of the Company. Consultant and the Company are not partners or joint venturers with each other with respect to the matters subject to this Agreement and nothing herein shall be construed so as to make them such partners or joint venturers or to impose any liability as such on them.

2. CONSULTING SERVICES. Subject to the general direction of the Board of Directors of the Company, the Consultant shall act as an advisor and consultant to the Company and Consultant hereby accepts such engagement upon the terms and conditions set forth herein. The Consultant shall report to the Chief Executive Officer of the Company.

3.  TERM

3.1. General. This Agreement shall take effect as of the date hereof and shall remain in effect through the 14th day of August, 1998, or until earlier terminated under the provisions of this Section 3. This Agreement may be renewed by mutual written agreement of the parties.

3.2. Survival of Certain Provisions. The provisions of Sections 3.3, 4, 5, 6, 7, and 8 shall survive the termination of this Agreement.

3.3. Termination. The Company shall have the right upon thirty (30) days notice to terminate this Agreement without cause, and immediately upon notice to terminate this Agreement with cause (as defined below), with no compensation to accrue or to be owing in respect of any period after the effective date of such termination and no liability of any kind to accrue on account of such termination. The term "cause" shall mean termination due to breach of this Agreement or to an act or acts by the Consultant in willful contravention of the directions of the Chief Executive Officer or Board of Directors of the Company.

4.  COMPENSATION, EXPENSES AND TAXES.

4.1. Compensation and Expenses. For the term of this Agreement, the Consultant shall be paid at a rate of One Hundred Sixty Eight Thousand Dollars ($168,000) per year, in consideration for the Consultant's availability for consulting services to the Company. The Consultant's compensation shall be payable on a bi-weekly basis in accordance with the Company's customary payroll practices.

Consultant is entitled to continuation of health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). If the Consultant elects continuation coverage under COBRA, the Company will pay any required premium contributions on behalf of the Consultant until the earlier to occur of: (i) the termination of this Agreement, or (ii) the Consultant's eligibility for coverage under a health insurance plan maintained by a subsequent employer of the Consultant.

The Consultant currently has vested but unexercised options to purchase seventy seven thousand seven hundred forty eight (77,748) shares of the Company's Common Stock. In accordance with the terms of the MRS Technology, Inc. 1993 Stock Option Plan, Consultant may exercise such options, in whole or in part, at any time within three (3) months after termination of this Agreement unless such options are earlier terminated by their terms.

In addition, the Consultant is hereby granted an option (the "Option") to purchase sixty seven thousand five hundred (67,500) shares of the Company's Common Stock.

4.2.  Terms of the Option.  The Option shall (i) be a nonstatutory option,
(ii) granted as of the date hereof, (iii) have an exercise price equal to the average of the bid and asked price of the Company's Common Stock on the business day first preceding the date hereof, (iv) vest in all events on the termination of this agreement, (v) to the extent vested, be exercisable for a period of three (3) months following termination of this Agreement, and (vi) be subject to the terms and conditions of the Company's Stock Option Plan and the Option Agreement representing the Option.

4.3 Responsibility for Taxes. All compensation to be paid to Consultant hereunder shall be paid without deduction or withholding of any federal, state, local or foreign taxes, and Consultant shall be solely responsible for and pay all federal, state, local and foreign taxes due with respect thereto. Consultant agrees to indemnify the Company and hold it harmless from and against any liability, cost or expense (including, without limitation, court costs and attorney's fees) resulting from Consultant's breach of his obligations under this paragraph. The Company shall have the right to set off against any payments owing to Consultant any amounts owed to the Company by the Consultant as a result of any breach of the Consultant's obligations under this paragraph.

5. AGREEMENT NOT TO COMPETE. This Section 5 is effective during the term of this Agreement and shall continue in effect for the period beginning on the date of termination of this Agreement and continuing for: (i) one (1) year; or (ii) in the event of termination of this Agreement prior to the 14th day of August, 1998, six (6) months. During such time, the Consultant shall not directly or indirectly, engage in, or enter into or participate in, at any place within the rest of the United States any Competitive Business (as defined below), either as an individual for his own account, or as a partner or a joint venture, or as an officer, independent contractor or holder of more than a five percent (5%) equity interest in any other person, firm, partnership or corporation, or as an employee, agent or salesperson for any person.

For purposes of this Section 5, the term "Competitive Business" shall mean stitching step and repeat lithography tools for FPD (flat panel display) R&D and/or production, or for HDI (High Density Interconnect) R&D and/or production. In the event that the Company no longer has an interest one of the industries described in the foregoing sentence, such industry shall no longer be considered a Competitive Business and the terms of this Section 5 shall no longer apply solely with respect to that industry.

6.  CONFIDENTIAL INFORMATION.

(a) The Consultant recognizes and acknowledges that he may have exposure to and develop special knowledge and skills concerning certain of the Company's Confidential Information (as defined below) vital to the Company's ability to compete successfully in its business. The Consultant further acknowledges that it is vital to the Company's legitimate business interests that the confidentiality of such Confidential Information be preserved, and that use or reliance on such Confidential Information by or on behalf of any other business or commercial activity in competition with the Company could result in irreparable harm to the Company. The Consultant further acknowledges that the Confidential Information is a valuable, special and unique asset of the Company's business, and that the Confidential Information is and shall remain the exclusive property of the Company and nothing in this Agreement shall be construed as a grant to the Consultant of any rights, title or interest in the Confidential Information.

(b) The Company and the Consultant understand that, prior to the effective date of this Agreement, the Consultant received and generated Confidential Information which may or may not have been documented as such. After the effective date of this Agreement, all "new" Confidential Information, e.g. Confidential Information disclosed after such effective date, will be identified: (i) in writing on such documents or, (ii) if disclosed orally, by an oral caution that the Consultant is being given Confidential Information, with written confirmation of the oral notice within two (2) weeks of such disclosure.

(c) Without the prior written consent of the Company, the Consultant shall not, at any time either during or subsequent to his consulting relationship with the Company, use any Confidential Information (as defined below) for the benefit of anyone other than the Company, or disclose any Confidential Information to any person or party; the Consultant may, however, use or disclose Confidential Information as required by his obligations to the Company or as necessary or desirable (and for the benefit of the Company) in connection with the Company's business (but all such permitted uses and disclosures shall be made under circumstances and conditions reasonably appropriate to preserve the Confidential Information as the Company's confidential property). The Company will give due consideration to any request by the Consultant to use or disclose such Confidential Information.

(d) After the term of the Consultant's consulting relationship with the Company, the foregoing restrictions shall not apply to Confidential Information which the Consultant can establish by competent written proof:
(i) was known, other than under binder of secrecy, to the Consultant prior to his employment by the Company; or (ii) was subsequently obtained by the Consultant, other than under binder of secrecy, from a third party not acquiring the information under an obligation of confidentiality from the disclosing party.

(e) The term "Confidential Information" includes all information acquired by the Consultant from the Company, its other employees, its suppliers or customers, its agents or consultants, or other, during his relationship with the Company, and which relates to the present or potential businesses and products of the Company, as well as any other information designated by the Company as confidential. The term Confidential Information may relate, for example, to inventions, trade secrets, computer software, research, development, design, engineering, manufacturing, purchasing, supplier lists, customer lists, price lists, accounting, profit margins, marketing or sales volume information or strategic plans; may include information contained, for example, in drawings, models, data, specifications, reports, compilations or computer programs; and may be in the nature of unwritten knowledge or technical or manufacturing know-how; but shall not in any event include any information which becomes generally known or available to persons in the business or industry of the Company other than as a result of acts or omissions attributable to the Consultant.

7. STANDARD OF CONDUCT. The Consultant shall act at all times in the best interest of the Company as determined from time to time by the Company in its sole discretion, acting through its Board of Directors and/or its Chief Executive Officer. The Consultant shall promote the policies and practices of the Company, as adopted and interpreted form time to time by the Company in its sole discretion, acting through its Board of Directors and/or its Chief Executive Officer.

8. ARBITRATION. In the event that any party hereto has any claim under this Agreement or other issues relating to the Consultant's consulting relationship with the Company, the party shall promptly notify each other party of such claim. If within 30 days of the receipt of such notice of claim, the parties cannot agree on a resolution of such claim, the parties agree to submit such dispute to binding arbitration to be held in Boston, Massachusetts under the rules of the American Arbitration Association. Any such arbitration shall be conducted by three arbitrators, one of whom shall be selected by the Consultant, one of whom shall be selected by the Company and one of whom shall be selected by the arbitrators so selected. The expenses of any such arbitration shall be paid by the non-prevailing party, as determined by the final order of the arbitrators.

9. SPECIFIC ENFORCEMENT. Notwithstanding the provisions of Section 8, the parties acknowledge that the Consultant's breach of Sections 5, 6 and 7 of this Agreement will cause irreparable harm to the Company; it is agreed and acknowledged that the remedy of damages will not be adequate for the enforcement of such provisions and that such provisions may be enforced by equitable relief, including injunctive relief or specific performance, which relief shall be cumulative and in addition to any other relief to which the Company may be entitled.

10. GOVERNING LAW. This Agreement shall be deemed a contract made and performed in the Commonwealth of Massachusetts and shall be governed by the laws of the Commonwealth of Massachusetts.

11. ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the entire agreement of the parties and may be altered or amended or any provision hereof waived only by an agreement in writing signed by the party against whom enforcement of any alteration, amendment, or waiver is sought. No waiver by any party of any breach of this Agreement shall be considered as a waiver of any subsequent breach.

12. BINDING OBLIGATIONS. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and the Consultant and his personal representatives.

13. ASSIGNABILITY. Neither this Agreement nor any benefits payable to the Consultant hereunder shall be assigned, pledged, anticipated, or otherwise alienated by the Consultant, or subject to attachment or other legal process by any creditor of the Consultant, and notwithstanding any attempted assignment, pledge, anticipation, alienation, attachment, or other legal process, any benefit payable to the Consultant hereunder shall be paid only to the Consultant or his estate.

IN WITNESS WHEREOF, the Company, by its officer hereunto duly authorized, and the Consultant have signed and sealed this Agreement as of the date first written above.

MRS TECHNOLOGY, INC.
By:Carl P. Herrmann
Chief Executive Officer

Griffith L. Resor III